EXHIBIT 10.33

Interim Arrangement

     1. Effective as of November 27, 2009 (the “Effective Date”), Jara Enterprises Inc. (“Jara”) can write new sales at its stores as sales agent for Jennifer Convertibles, Inc. (“Jennifer”) at the current prices for such goods (“New Business”) and, upon completion of the sale, will be entitled to a commission of 35% of the collected sales price (excluding delivery costs and applicable sales taxes). New Business will not include the sale of showroom displays, floor inventory, clearance items, and/or any other item that does not require purchase or delivery from Jennifer, and Jara will not be restricted in connection with the sale of such items. Jara will not write new business at such stores for its own account if the merchandise must be purchased from or delivered by Jennifer. Jara will not take a deposit in excess of 35% of the sales price (excluding delivery costs and applicable sales taxes) on New Business and will instruct its salesman and employees accordingly. Any excess deposit inadvertently received will be immediately remitted to Jennifer or Jennifer shall be entitled not to deliver the goods to the customer or Jennifer can contact the customer and rewrite the sale on its own sales slip. Jara will cooperate in any rewriting of such a sale, including giving its consent and cooperating in any reversal of a credit card charge for the deposit. Jara will also instruct its salesman and employees that sales orders should be stamped or otherwise overwritten to indicate that the sales are made on behalf of Jennifer. Jennifer will provide the goods (which Jennifer shall retain title to until delivered to the customer) and provide the related shipping services. Jara will not change the retail sales prices of the goods to be sold as New Business from the currently prevailing prices without Jennifer’s consent.

     Jara shall not sell fabric protection services to be provided by it or an affiliate of Jara and shall only sell such services to be provided by Jennifer-approved vendors such as Valspar.

     2. Jara hereby agrees that any merchandise shipped by Jennifer to Jara's customers with respect to orders written on or prior to the Effective Date ("Old Order Merchandise") shall be shipped to Jara's customers provided that Jara agrees to pay for the cost of such merchandise on the business day prior to the date such Old Order Merchandise is scheduled to be delivered to the customer. For sake of clarity, Old Order Merchandise shall not include orders written by Jara on behalf of Jennifer on or after November 27, 2009 the customers for which are Jennifer customers as provided in Section 1. If Jara does not pay for cost on the business day prior to the scheduled delivery date, Jennifer has the right to contact the customer and advise them to cancel the sale and/or Jennifer can contact the customer and rewrite the sale on its own slip. Jara will cooperate in any rewriting of such a sale, including giving its consent and cooperating in any reversal of a credit card charge for the deposit.

     3. Jara acknowledges and agrees that it shall continue to be responsible for, and pay, the costs and expenses of operating its stores and generating sales including without limitation, the costs and expenses of its employees (including without limitation, sales commissions from all sales including New Business), landlords, and other suppliers of goods and services, vendors and creditors. Jennifer Convertibles shall be responsible for the payment of sales taxes on New Business and Jara shall continue to be responsible for the payment of sales taxes on Old Order Merchandise and on any sales other than New Business sales.

     4. Nothing herein shall be deemed to create a partnership or joint venture relationship between the parties and each party shall continue to be responsible for its own costs of operations, including employees, store leases and other matters, as well as for paying all taxes, including, without limitation, sales tax, on goods sold for its account.

     5. This Agreement may be terminated by Jennifer on 24 hours prior written notice to Jonathan Warner and Jane Love in Jennifer’s sole and absolute discretion for any reason or no reason and Jennifer will have no further obligation to deliver goods or provide other services after that 24 hour period, except that Jennifer will remain responsible for the delivery of New Business to the purchasers thereof, provided that the deposit on such New Business did not exceed 35% or the excess deposit has been remitted to Jennifer as provided in Section 1.

     IN WITNESS WHEREOF, the parties have signed this agreement as of this 11th day of December 2009.

Jara Enterprises, Inc.

By:	/s/ Jane Love
Jane Love, President

Jennifer Convertibles, Inc.
By:	/s/ Harley J. Greenfield
Harley J. Greenfield, CEO